Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION REPORTS

2008 FOURTH QUARTER AND FULL YEAR RESULTS

Oak Brook, Illinois  — February 26, 2009  — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the fourth quarter and year ended December 31, 2008.

Douglas B. Mackie, President and Chief Executive Officer, said, “During 2008, the domestic bid market produced $783 million of contract awards, a 30% increase over 2007, due in large part to a near doubling in the value of contracts awarded for maintenance projects.  While the beach bid market was weak during the first nine months of the year, we were encouraged by a robust fourth quarter and expect beach work bidding to continue to rebound in 2009.

“The growth in foreign operations coupled with a steady performance in domestic operations generated a 14% increase in the Company’s revenues for 2008.  This is particularly impressive in light of the higher than average weather-related delays which the Company experienced during the year in both the U.S. and the Middle East, the mobilization of four of our dredges to the Middle East and significant downtime for the Dredge New York in order to repair substantial damage sustained as a result of being struck by another vessel early in the year.”

2008 Fourth Quarter Operating Results

Total revenue for the quarter ended December 31, 2008 was $163.0 million up 4% from fourth quarter 2007 revenue of $156.9 million.  This reflects a 16% increase in revenues from dredging operations being partially offset by a reduction in demolition revenues.  Foreign operations generated $53.4 million and domestic capital operations contributed a solid $39.8 million in revenue during the quarter. Work continued on several capital projects in the Ports of New York, New Jersey and Boston, and along the Columbia River in Oregon.  After a slow first nine months in 2008, beach bidding picked up, resulting in a 52% increase in the Company’s beach revenue, to $29.4 million for the quarter.

Quarterly revenue for the Company’s demolition business, NASDI, LLC (“NASDI”), was $12.9 million, down from $28.1 million last year.  Beginning in the third quarter of 2007, NASDI generated record revenues for four consecutive quarters due to a series of larger projects.  However, as expected, that revenue is now moderating to levels experienced prior to the third quarter of 2007.

Gross profit was $18.1 million for the fourth quarter of 2008 versus $22.7 million a year earlier, resulting in a decrease in gross profit margin (gross profit divided by revenue) to 11.1% from 14.5%.  During the quarter the Company was again negatively impacted by weather-related downtime both domestically and in the Middle East.  Also, the Dredge New York, which was taken out of operation in early 2008 after being struck by another vessel, required further repairs during the fourth quarter.

Gross profit in the demolition segment was down due to a decrease in the price for scrap, project delays and a customer bankruptcy.

Fourth quarter gross profit was also negatively impacted by the assessment of a $2.2 million retroactive insurance premium by West of England Ship Owners Mutual Insurance Association (“West of England”), the protection and indemnity club which provides injury insurance coverage for the Company’s maritime workforce.  This action became necessary in response to the current investment volatility and adverse claims which West of England has experienced to date.  Further details of this event were previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2008.

General and administrative expenses were down by more than 12% in the 2008 fourth quarter due to declines in incentive pay and profit sharing expense versus a year ago.  Nevertheless, operating income dropped by 30% to $7.6 million from $10.8 million in last year’s fourth quarter.  Net interest expense was up $0.9 million for the period due to a reduction in interest income of $0.5 million and a reduction in the gain on the Company’s interest rate swaps.  By virtue of a call provision contained in the swap agreements, the interest rate swaps were terminated in December 2008. The Company also recognized a $0.5 million decrease in earnings from its 50% owned joint venture, Amboy Aggregates (“Amboy”).  Amboy’s operations have been negatively impacted by the slowdown in housing and road construction.   These factors collectively resulted in quarterly pretax earnings for the Company of $3.1 million, down from $7.8 million last year.  Net income for the 2008 fourth quarter was $1.8 million, or $0.03 per diluted share, versus $3.8 million, or $0.06 per diluted share, a year ago.  EBITDA (as defined below) was $16.1 million for the 2008 quarter compared with $17.4 million in the previous year.

Year Ended December 31, 2008

Revenue for the 2008 fiscal year of $586.9 million was up 14% from $515.8 million for the previous year, driven by foreign and domestic capital and maintenance operations. In addition, demolition activity was particularly robust in the first half of the year. Although gross profit was up for the year, gross margin of 11.8% decreased from 13.2% a year earlier due to the negative impacts of unfavorable weather, the temporary loss of the Dredge New York, the $2.2 million retroactive insurance premium and margin compression in the demolition segment.

Despite the increase in gross profit, higher general and administrative expenses in 2008, primarily from payroll and health care costs, resulted in operating income for 2008 of $26.1 million versus $29.0 million in the previous year.  Further pressuring earnings was a $2.0 million reduction in Amboy’s earnings that more than offset a $0.5 million decrease in interest expense.   These factors resulted in pre-tax earnings for the year of $8.8 million, compared with $13.5 million a year earlier.  Net income for the year ended December 31, 2008 was $5.0 million, or $0.09 per diluted share, down from $7.1 million, or $0.14 per diluted share, the year before. The diluted weighted average number of shares outstanding for the year ended December 31, 2008 increased to 58.5 million from 52.2 million last year primarily as a result of the Company’s issuance of 18.4 million shares of stock upon exercise of warrants in mid-2007.  Year to date 2008 EBITDA was $55.9 million, down $1.6 million from 2007.

As of December 31, 2008, senior and subordinated debt, net of $10.5 million in cash and cash equivalents, was $206.0 million including $41.5 million of borrowings under the revolving credit facility.  During the quarter, the Company completed the sale and lease back of a newly constructed auxiliary vessel for $16.7 million.  At the end of 2008, outstanding performance letters of credit totaled $34.6 million, including $18.0 million outstanding on the Company’s revolving credit facility.   The Company’s $155 million revolving credit facility matures in June 2012 and includes an $85 million sublimit for the issuance of letters of credit.  At December 31, 2008 the Company had $88.2 million of borrowings available under this facility, excluding $7.3 million of availability attributable to a defaulting lender.

Fourth Quarter 2008 Bid Market/Backlog

The fourth quarter domestic bid market including capital, beach and maintenance dredging was $190 million, bringing the full year bid market to $783 million.  The beach bid market was $55 million, the largest quarter for beach work since the third quarter of 2007.  The Company won 50% of the beach work bid during the quarter.  The full year 2008 domestic bid market increased $180 million or almost 30% from the 2007 market of $603 million, due primarily to additional maintenance work, which almost doubled to $351 million from $188 million the prior year.  As noted in previous releases, spring flooding along the Mississippi River and hurricanes in the Gulf Coast prompted the need for maintenance dredging in these areas.  The Company won 38% of the total bid market, on par with its five-year average of 40% and only $21 million less than in 2007 during which it experienced an especially high 53% win percentage.

Contracted dredging backlog as of December 31, 2008 was $418 million, compared with $322 million at December 31, 2007.  This amount includes approximately $140 million remaining on the second phase of the Diyar land reclamation project in Bahrain which was signed in September of 2008.  As a consequence of the economic uncertainty in the region, during the last few weeks the Company has been asked to enter into discussions to restructure up to 50% of the remaining contracted backlog for this project to an option status, allowing the customer flexibility on the timing of execution.  The Company is working with the customer to devise a mutually beneficial arrangement.  The 2008 year end dredging backlog does not reflect approximately $107 million of domestic low bids pending award and additional phases (“options”) pending on projects currently in backlog.  The December 31, 2007 dredging backlog did not include approximately $84 million of domestic low bids pending award and options on projects in backlog at that time.

Demolition services backlog at December 31, 2008 was $23.5 million, compared with $38.9 million at the end of 2007. With the completion of several large projects in 2008, backlog has begun to return to levels existing prior to the 2007 second quarter.

Recent Developments

Doug Mackie continued, “The recently passed stimulus package is a very encouraging development for the domestic dredging market.  It appears to include approximately $1 billion for port maintenance and shoreline protection, a good portion of which we expect to be spent on dredging.  This should enable the Army Corps of Engineers to put out to bid an inventory of beach and maintenance projects that was pushed back in recent years due to federal funding constraints.

“In addition, the $5 billion Panama Canal expansion project could provide significant opportunities for the Company.  As this project is completed, it becomes incumbent upon U.S. ports along the East and Gulf Coasts, to deepen and maintain their waterways to service deeper draft vessels in order to assure that these vessels are not forced to seek out deeper ports elsewhere.

“With regard to our foreign operations, we are aware that the economic uncertainty the Middle East is experiencing as a result of the drop in oil prices and contraction in the region’s real estate market may impact the timing of new contracts under negotiation.  We are monitoring the situation closely, recognizing that although there remains significant long term opportunity, the short term is likely to be less predictable until the economic environment stabilizes.

“The current dredging environment presents opportunities as well as challenges.  The Company’s focus will continue to be on managing our dredging fleet globally to maximize utilization in light of the changing conditions in the markets we serve.  Since our fleet has been expanded and upgraded in recent years, we are well positioned to take advantage of the opportunities as they unfold.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss), adjusted for net interest expense, income taxes, depreciation and amortization expense.  EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity.  As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business.  For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement.  EBITDA is reconciled to net income (loss) in the table of financial results.  (For further explanation, please consult the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Thursday, February 26 at 10:00 a.m. C.S.T.  The call in number is 866-783-2140 and passcode is 20434951.   The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.  The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 55122728.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 118-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2007, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Consolidated Statement of Earnings

(Unaudited and in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$163,027	$156,944	$586,879	$515,761

Gross profit	18,107	22,724	69,303	67,947

General and administrative	(10,393)	(11,871)	(42,766)	(38,705)
Amortization of intangible assets	(132)	(65)	(440)	(262)

Operating income	7,582	10,788	26,097	28,980

Other income (expense)
Interest expense- net	(4,118)	(3,245)	(16,971)	(17,462)
Equity earnings (loss) in joint ventures	(265)	304	(15)	1,993
Minority interest	(62)	(59)	(293)	(56)

Income before income taxes	3,137	7,788	8,818	13,455

Income taxes	(1,309)	(4,019)	(3,839)	(6,399)

Net income	$1,828	$3,769	$4,979	$7,056

BASIC
Earnings per share	$0.03	$0.06	$0.09	$0.14
Basic weighted average shares	58,482	58,460	58,470	48,911

DILUTED
Earnings per share	$0.03	$0.06	$0.09	$0.14
Diluted weighted average shares	58,490	58,460	58,479	52,221

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income to EBITDA

(Unaudited and in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$1,828	$3,769	$4,979	$7,056
Adjusted for:
Interest expense, net	4,118	3,245	16,971	17,462
Income tax expense	1,309	4,019	3,839	6,399
Depreciation and amortization	8,868	6,396	30,124	26,537

EBITDA	$16,123	$17,429	$55,913	$57,454

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net cash flows from (used in) operating activities	$3,798	$3,641	$14,792	$(6,284)

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Year Ended
	December 31,
	2008	2007

Cash and marketable securities	$10,478	$8,239
Total current assets	217,807	190,623
Total assets	667,604	624,362
Total short-term debt	1,553	1,273
Total current liabilities	130,088	108,329
Long-term debt	216,500	196,500
Stockholders’ equity	227,280	228,335